EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Charming Shoppes, Inc. 2003 Non-Employee Directors Compensation Plan and its Inducement Grant Program of our reports dated March 31, 2009 (except for the changes as described in section “Pronouncement Retrospectively Applied” of Note 1, as to which the date is June 17, 2009), with respect to the consolidated financial statements and schedule of Charming Shoppes, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc., included in its Current Report on Form 8-K dated June 19, 2009.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 22, 2009